                             PRI AUTOMATION, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                MARCH 30, 1998

  Notice is hereby given that the Annual Meeting of Stockholders of PRI Automation, Inc. (the "Company") will be held at the offices of Foley, Hoag & Eliot llp, One Post Office Square, Boston, Massachusetts on Monday, March 30, 1998, beginning at 10:00 A.M., local time, for the following purposes:

  1. To fix the number of directors that shall constitute the whole Board of Directors of the Company at six and to consider and vote upon the election of six directors.

  2. To transact such further business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on March 3, 1998, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, said Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, said Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Mordechai Wiesler
                                          Clerk

Billerica, Massachusetts
March 6, 1998

                            YOUR VOTE IS IMPORTANT

 PLEASE SIGN AND RETURN THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND
                                 THE MEETING.

                             PRI AUTOMATION, INC.
                            805 MIDDLESEX TURNPIKE
                        BILLERICA, MASSACHUSETTS 01821
                                (978) 670-4270

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                March 30, 1998

  This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about March 6, 1998 in connection with the solicitation by the Board of Directors of PRI Automation, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109 on Monday, March 30, 1998, beginning at 10:00 a.m. local time and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matter to be considered. However, if no choice has been specified by a stockholder, the shares covered by any executed proxy will be voted as recommended by management. Any stockholder may revoke his proxy at any time before it has been exercised by providing the Company with a later dated proxy, by notifying the Company's Clerk in writing or by attending the Annual Meeting and voting in person.

  The Board of Directors of the Company (the "Board") has fixed the close of business on March 3, 1998, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. At the close of business on the record date, there were issued and outstanding 19,561,879 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), each of which is entitled to cast one vote.

                        QUORUM AND TABULATION OF VOTES

  The By-Laws of the Company provide that the holders of a majority in interest of the shares of Common Stock issued and outstanding and entitled to vote thereat will constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  A plurality of the votes properly cast at the Annual Meeting will elect each director. Abstentions and votes withheld from director-nominees will not be included in calculating the number of votes cast.

  Votes will be tabulated by the Company's transfer agent, Boston EquiServe Limited Partnership.

                                PROPOSAL ONE--
                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for a Board of Directors, the number of which shall be fixed from time to time by the stockholders of the Company and may be enlarged or reduced by vote of a majority of the Board of Directors. The Board of Directors has recommended that the number of directors be fixed at six and has nominated for election as directors Mordechai Wiesler, Mitchell G. Tyson, Amram Rasiel, Boruch B. Frusztajer, Alexander V. d'Arbeloff and Paul F. Rogan, each of whom is currently a director of the Company. Each director elected at the Annual Meeting will hold office until the next annual election of directors and until his successor is chosen and qualified or until he sooner dies, resigns, is removed, or becomes disqualified.

  Each of the nominees has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

  THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO FIX THE NUMBER OF DIRECTORS AT SIX AND TO ELECT THE SIX INDIVIDUALS NAMED ABOVE AS DIRECTORS OF THE COMPANY.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each director (each of whom has been nominated for re-election) and each executive officer of the Company:

             NAME           AGE                         POSITION
             ----           ---                         --------
   Mordechai Wiesler.......  67  Chairman of the Board, Chief Executive Officer,
                                   Treasurer and Director
   Mitchell G. Tyson.......  43  President, Chief Operating Officer and Director
   Stephen D. Allison......  52  Chief Financial Officer
   Robert G. Postle........  43  Vice President, Marketing, Sales and Service
   Robert Klimm............  46  Vice President, General Manager,
                                   Factory Automation Systems Division
   Amram Rasiel (1)........  67  Director
   Boruch B. Frusztajer
    (1)(2).................  67  Director
   Alexander V.
    d'Arbeloff(2)..........  70  Director
   Paul F. Rogan...........  38  Director and Executive Vice President, Equipe Division

--------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

  MORDECHAI WIESLER, a founder of the Company, has been Chief Executive Officer, Treasurer and a director of the Company since its inception and served as its President from its inception until February 1995. Mr. Wiesler was also the founder, president and chairman of the Transistor Automation Corporation until its sale to Teledyne, Inc. in 1966. Mr. Wiesler is a director of SEMI-SEMATECH, Inc., a trade association of American manufacturers of semiconductor manufacturing equipment.

  MITCHELL G. TYSON was elected to the office of President and named a director of the Company in 1995. Mr. Tyson has been Chief Operating Officer of the Company since 1990. From 1987 to 1990, he served as Vice President, Operations of the Company. From 1984 to 1987, Mr. Tyson was the director of product management of GCA Corporation, a manufacturer of semiconductor capital equipment.

  STEPHEN D. ALLISON is Chief Financial Officer of the Company. He joined the Company in 1997. Mr. Allison was Vice President and Chief Financial Officer of Helix Technology Corporation, a manufacturer of cryogenic vacuum systems, from 1995 to 1997. Mr. Allison also served as Vice President, Finance of Behring Diagnostic Systems, Inc., a supplier of immunoassay test and analysis systems, from 1991 to 1995 and served as Vice President, Planning of Bay State Health Care, Inc., from 1989 to 1991.

  ROBERT G. POSTLE joined the Company in 1994 as Vice President, Marketing and Sales and became Vice President, Marketing, Sales and Service in 1997. From 1989 to 1994, Mr. Postle was Vice President of Marketing and Sales at ULVAC Technologies, Inc., a manufacturer of vacuum technology products. From 1987 to 1989, Mr. Postle was Vice President of Marketing and Sales at ASM Ion Implant, Inc., a manufacturer of ion implantation equipment.

  ROBERT KLIMM joined the Company as Vice President, Operations in 1997 and is presently Vice President and General Manager, Factory Automation Systems Division. From 1990 to 1997, Mr. Klimm held a number of positions at Eaton Corporation ("Eaton"), including General Manager of Eaton's Implant Systems Division. From 1982 to 1990, he was employed by BTU Engineering International, Inc., most recently as Vice President, Marketing.

  AMRAM RASIEL has been a director of the Company since 1982. Dr. Rasiel is a private investor and, from December 1989 to May 1990, was Co-Chief Executive Officer of ENSR Corporation, an environmental engineering firm. Dr. Rasiel is a director of Progress Software Corporation, a provider of application development software, and of a number of privately-held companies.

  BORUCH B. FRUSZTAJER became a director of the Company in 1982. Mr. Frusztajer has been the President of BBF Corporation, an industrial management company, since 1984. He is a director of CSP Inc., a manufacturer of embedded signal processors, and of a number of privately-held companies.

  ALEXANDER V. D'ARBELOFF became a director of the Company in 1982. Mr. d'Arbeloff has been Chairman of the Board of Teradyne, Inc., a publicly-held manufacturer of automatic testing equipment used in the manufacture of semiconductors, since 1977. From 1971 to 1996, Mr. d'Arbeloff served as President of Teradyne, and also served as its Chief Executive Officer from 1971 to 1997. He is Chairman of the Corporation of the Massachusetts Institute of Technology. Mr. d'Arbeloff is a director of Stratus Computer, Inc., BTU International, Inc., GeoTel Communications Corp. and a number of privately-held companies.

  PAUL F. ROGAN became a director and Executive Vice President, Equipe Division, of the Company in February 1998 and January 1998, respectively, following the Company's acquisition of Equipe Technologies, Inc. ("Equipe"). Mr. Rogan was a founder of Equipe, a manufacturer of wafer-handling equipment for the semiconductor equipment industry, in 1990 and served as its President and Chief Financial Officer until January 1998.

COMMITTEES AND MEETINGS OF THE BOARD

  During the fiscal year ended September 30, 1997 ("fiscal 1997"), the Board met six times and acted once by unanimous written consent. No director attended fewer than 75% of the total number of meetings held by the Board or committees of the Board on which he served.

  The Board currently has two committees. The Audit Committee (currently composed of Messrs. Rasiel and Frusztajer) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met once during fiscal 1997. The Compensation Committee (currently composed of Messrs. Frusztajer and d'Arbeloff) has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers and administering the Company's 1984 Incentive Stock Option Plan (the "1984 Stock Option Plan"), 1994 Incentive and Nonqualified Stock Option Plan (the "1994 Stock Option Plan"), 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan") and 1997 Non-Incentive Stock Option Plan (the "1997 Stock Option Plan"). The Compensation Committee met twice during fiscal 1997 and acted once by written consent.

               REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS' COMPENSATION

  Each non-employee director of the Company has served without cash compensation but has been reimbursed, upon request, for expenses incurred in attending meetings of the Board of Directors. Directors who are employees of the Company are not paid any separate fees for serving as directors. Under the Company's 1994 Stock Option Plan, on November 30 of each year, each non-employee director then in office is automatically granted a non-qualified option to purchase 3,000 shares of Common Stock at an exercise price equal to its fair market value on that date. Pursuant to this provision of the 1994 Stock Option Plan, on November 30, 1996, each of Messrs. Rasiel, Frusztajer and d'Arbeloff was automatically granted a nonqualified option to purchase 3,000 shares of Common Stock at an exercise price of $23.88 per share.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during fiscal 1997 and during the fiscal years ended September 30, 1995 and 1996 ("fiscal 1995" and "fiscal 1996," respectively).

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                                                          ------------
                                 ANNUAL COMPENSATION(1)      AWARDS
                                 ----------------------   ------------
                                                           SECURITIES   ALL OTHER
        NAME AND          FISCAL                           UNDERLYING  COMPENSATION
   PRINCIPAL POSITION      YEAR   SALARY($)    BONUS($)    OPTIONS(#)     ($)(2)
   ------------------     ------ -----------  ----------- ------------ ------------
Mordechai Wiesler ......   1997  $   243,077  $   187,500    40,000      $11,050
 Chief Executive Officer   1996     $211,153  $    90,000    11,700      $11,500
                           1995     $184,939  $    90,000    15,000      $ 5,675
Mitchell G. Tyson.......   1997  $   218,077  $   168,750    40,000      $ 5,260
 President and Chief
  Operating Officer        1996  $   191,922  $    90,000    15,300      $ 5,483
                           1995  $   165,823  $   100,000    20,000      $ 1,942
Robert G. Postle........   1997     $155,847  $   100,000    25,000      $ 5,180
 Vice President,
  Marketing and Sales      1996     $140,962  $    54,000    10,800      $ 4,103
                           1995     $130,000  $    68,000       --       $   602
Robert Klimm (3)........   1997  $   100,010  $    52,055    40,000      $ 1,764
 Vice President,
  Operations               1996          --           --        --           --
                           1995          --           --        --           --
Stephen D. Allison (3)..   1997  $    84,135  $    35,096    30,000      $ 1,512
 Chief Financial Officer   1996          --           --        --           --
                           1995          --           --        --           --

--------
(1) In accordance with the rules of the Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than $50,000 and less than ten percent of the total annual salary and bonus for each executive officer.
(2) The amounts reported include the Company's contributions to the Company's Savings and Retirement Plan during fiscal 1997, fiscal 1996 and fiscal 1995, respectively, for the benefit of Mr. Wiesler ($4,750, $5,200 and $1,895), Mr. Tyson ($4,750, $4,973 and $1,636) and Mr. Postle ($4,675,
    $3,629 and $350) and during fiscal 1997 for the benefit of Mr. Klimm ($1,615) and Mr. Allison ($1,410) and premiums paid by the Company on excess life insurance policies during fiscal 1997, fiscal 1996 and fiscal 1995, respectively, for Mr. Wiesler ($6,300, $6,300 and $3,780), Mr. Tyson ($510, $510 and $306) and Mr. Postle ($505, $474 and $252) and during fiscal 1997 for Mr. Klimm ($149) and Mr. Allison ($102).
(3) Messrs. Allison and Klimm joined the Company during fiscal 1997 and, therefore, received compensation for only a portion of such fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning stock option grants under the 1994 Stock Option Plan to the Company's Chief Executive Officer and each of the other Named Executive Officers made during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL
                                                                            REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL
                                                                             RATES OF STOCK
                                        % OF TOTAL                                PRICE
                                         OPTIONS                            APPRECIATION FOR
                                        GRANTED TO  EXERCISE OR              OPTION TERM (3)
                            OPTIONS    EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------
          NAME           GRANTED(#)(1) FISCAL YEAR  ($/SHARE)(2)    DATE     5%($)    10%($)
          ----           ------------- ------------ ------------ ---------- -------- --------
Mordechai Wiesler.......     7,700(4)      1.11%       $17.69     11/20/02  $ 46,319 $105,082
                            32,300(5)      4.65%       $17.69     11/20/02  $194,299 $440,798
Mitchell G. Tyson.......     6,590(4)      0.95%       $17.69     11/20/02  $ 39,642 $ 89,934
                            33,410(5)      4.81%       $17.69     11/20/02  $200,976 $455,946
Robert G. Postle........    10,100(4)      1.45%       $17.69     11/20/02  $ 60,756 $137,835
                            14,900(5)      2.14%       $17.69     11/20/02  $ 89,630 $203,340
Robert Klimm............    25,728(4)      3.70%       $22.56     04/25/03  $197,421 $447,882
                            14,272(5)      2.05%       $22.56     04/25/03  $109,515 $248,452
Stephen D. Allison......    23,728(4)      3.41%       $22.56     04/25/03  $182,075 $413,065
                             6,272(5)      0.90%       $22.56     04/25/03  $ 48,128 $109,185

--------
(1) Options vest in 20 equal quarterly installments, beginning on 2/20/97 and ending on 11/20/01 for the options granted to Messrs. Wiesler, Tyson and Postle and beginning on 7/25/97 and ending on 4/25/02 for the options granted to Messrs. Klimm and Allison.
(2) All options were granted at exercise prices not less than fair market value, which was determined by the Board of Directors of the Company to be the last sale price of the Common Stock on the date of grant as reported by the Nasdaq National Market.
(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not represent the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executive Officers. This table does not take into account any appreciation in price of the Common Stock from the date of grant to the current date. The values shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise.
(4) Represents an incentive stock option.
(5) Represents a nonqualified stock option.

OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information concerning option exercises and holdings under the PRI Automation, Inc. 1984 Stock Option Plan and the 1994 Stock Option Plan as of September 30, 1997 with respect to the Company's Chief Executive Officer and the other Named Executive Officers:

              OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                               COMMON STOCK UNDERLYING    VALUE OF UNEXERCISED
                           SHARES              UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                         ACQUIRED ON  VALUE     FISCAL YEAR- END (#)     FISCAL YEAR-END ($)(2)
                          EXERCISE   REALIZED ------------------------- -------------------------
          NAME               (#)      ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Mordechai Wiesler.......    6,750    $144,450    97,427      85,973     $5,171,745   $4,042,428
Mitchell G. Tyson.......   40,000    $887,500   158,460      95,140     $8,622,112   $4,503,564
Robert G. Postle........   18,168    $317,523     4,018      48,790     $  191,477   $2,233,061
Robert Klimm............       --    $     --     2,000      38,000     $   71,875   $1,365,625
Stephen D. Allison......       --    $     --     1,500      28,500     $   53,906   $1,024,219

--------
(1) Amounts disclosed in this column do not necessarily reflect amounts received by the Named Executive Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. Named Executive Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.
(2) Calculated on the basis of the last sale price of the Common Stock on September 30, 1997 as reported by the Nasdaq National Market ($58.50 per share), less the applicable option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee is a former or current employee of the Company or a party to any other relationship of a character required to be disclosed pursuant to Item 402(j) of Regulation S-K.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report has been furnished by the Compensation Committee of the Company. Boruch B. Frusztajer and Alexander V. d'Arbeloff, two non-employee members of the Board of Directors, are the members of the Committee. The Committee meets at least annually or more frequently if requested by the Board of Directors. The Committee is primarily responsible for the review of executive compensation, which includes base salary, profit sharing, and stock option awards.

  Compensation Policies. The Company believes that it is critical to its continued success to attract and retain highly qualified executive officers who will play a vital role in future achievements. To this end, the Company has established its compensation policy to reward executives based upon corporate, departmental and individual performance which is measured against the internal goals set for each area. The Company also understands the need to provide long term incentives to its executive officers to achieve future financial and strategic goals which include the growth of the Company, enhancement of Company profitability and thus shareholder value. The Company believes that its total compensation is sufficiently competitive to retain and, if necessary, attract executive officers capable of leading the Company in accomplishing its business goals.

  Executive compensation for fiscal 1997 consisted of a base salary, incentive compensation in the form of an annual cash bonus earned as a result of achievement of Company objectives, and equity-based long-term incentive compensation in the form of incentive and nonqualified stock options. Since options granted under the 1994 Stock Option Plan generally vest over a five-year period, option participants are encouraged to improve the profitability and shareholder value of the Company.

  Base Salaries. The salaries of the executive officers are established annually by evaluating requirements of the position and the contribution of the individual executive with respect to Company performance and the executive's responsibility, technical experience and future potential. Base salaries of the executive officers are generally adjusted annually in January to reflect comparable executive salaries for comparably sized companies and to maintain the objectives of the compensation policy noted above. In determining base salaries, the Compensation Committee relies upon independent surveys of companies in the industry to determine whether the Company's executive compensation is in a competitive range for executives within the Company's industry.

  The base salary of Mordechai Wiesler, the Chief Executive Officer of the Company was $243,077 for fiscal 1997. This represented an increase of 15.1% from fiscal 1996.

  Incentive Compensation. To reward performance, the Company provides executives with additional cash compensation in the form of profit sharing bonuses. Actual awards against target vary based on financial and non-financial performance factors and individual contribution. The improvement in financial performance in 1997 in conjunction with the attainment of non-financial goals resulted in a bonus of $187,500 to Mr. Wiesler and bonus payments to the Company's other executive officers ranging from $35,090 to $168,750 in fiscal 1997. Further detail of the bonus compensation is disclosed in the Summary Compensation Table at page 5.

  Long-Term Incentive Compensation. One of the goals of the Company is the enhancement of shareholder value. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase Common Stock of the Company. The Company's stock option plans are long-term plans designed to link executive rewards to shareholder value over time. Stock options granted typically have a term of six (6) years and vest in twenty quarterly installments over a period of five (5) years from the date of grant. Long-term incentive compensation in the form of incentive and nonqualified stock options under the 1994 Stock Option Plan were granted to the Company's executive officers. These grants included incentive and nonqualified options granted to Messrs. Wiesler, Tyson and Postle to purchase up to 40,000, 40,000 and 25,000, shares of Common Stock, respectively. Also, Messrs. Klimm and Allison, who joined the Company in March 1997, were granted options to purchase up to 40,000 and 30,000 shares of Common Stock, respectively, as part of their initial compensation arrangements with the Company. See "Option Grants in Last Fiscal Year" at page 6.

  Boruch B. Frusztajer
  Alexander V. d'Arbeloff

PERFORMANCE GRAPH

  The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Index for U.S. Companies, and a published industry index, the Hambrecht & Quist Semiconductor Sector Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indices are calculated assuming that $100 was invested on October 13, 1994, the date on which the Company's Common Stock commenced trading on the Nasdaq National Market. The Company paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return (dividends reinvested) basis, calculated monthly as of the last day of month indicated.


                             [GRAPH APPEARS HERE]

                HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES:
                1997 PROXY PERFORMANCE GRAPH DATA
                MONTHLY DATA SERIES
       SCALED PRICES: Stock and index prices scaled to 100 at 10/13/94

DATES           PRI AUTOMATION     NASDAQ STOCK MARKET - U.S.    H&O SEMICONDUCTOR SECTOR
-----           --------------     --------------------------    ------------------------
10-13-94             100                     100                          100
Oct-94               112.96                  101.45                       109.51
Nov-94               124.07                   98.09                       106.94
Dec-94               119.44                   98.36                       106.95
Jan-95               118.52                   98.91                       108.71
Feb-95               133.33                  104.14                       122.14
Mar-95               164.81                  107.23                       129.15
Apr-95               194.44                  110.61                       147.43
May-95               209.26                  113.46                       159.60
Jun-95               242.59                  122.66                       181.26
Jul-95               303.70                  131.67                       206.77
Aug-95               279.63                  134.34                       202.91
Sep-95               303.70                  137.43                       204.85
Oct-95               274.07                  136.64                       192.49
Nov-95               303.70                  139.85                       170.34
Dec-95               260.19                  139.11                       148.84
Jan-96               211.11                  139.79                       146.82
Feb-96               176.85                  145.11                       147.57
Mar-96               181.48                  145.59                       140.57
Apr-96               209.26                  157.67                       161.05
May-96               295.87                  164.91                       156.06
Jun-96               225.93                  157.48                       134.72
Jul-96               194.44                  143.45                       119.60
Aug-96               216.67                  151.49                       130.90
Sep-96               242.59                  163.08                       152.94
Oct-96               262.96                  161.28                       154.35
Nov-96               353.70                  171.25                       194.51
Dec-96               337.04                  171.09                       192.76
Jan-97               445.37                  183.25                       232.40
Feb-97               365.74                  173.12                       221.25
Mar-97               353.70                  161.82                       216.65
Apr-97               379.63                  166.88                       235.23
May-97               564.81                  185.80                       254.01
Jun-97               562.03                  191.48                       244.32
Jul-97               735.19                  211.69                       298.83
Aug-97               792.59                  211.37                       304.50
Sep-97               866.67                  223.87                       305.41


                             CERTAIN TRANSACTIONS

EQUIPE TRANSACTION

  In January 1998, the Company completed its acquisition of Equipe Technologies, Inc., a California corporation, and two related corporations ("Equipe"). In connection with this acquisition, the Company issued 4,364,016 shares of its common stock to the former stockholders of Equipe. Paul Rogan, formerly President and Chief Financial Officer and a stockholder of Equipe, joined the Company as Executive Vice President, Equipe Division, in January 1998 upon the completion of the acquisition, and became a director of the Company in February 1998.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 2, 1998 by
(i) each person or entity known to the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer of the Company and the other Named Executive Officers who were serving as executive officers at the end of fiscal 1997 and (iv) by the executive officers and directors of the Company as a group:

                                                                  SHARES
                                                               BENEFICIALLY
                                                                OWNED(1)(2)
                                                             -----------------
NAME AND ADDRESS(3)                                           NUMBER   PERCENT
-------------------                                          --------- -------
Mordechai Wiesler(4)........................................   977,901    5.0%
Paul F. Rogan...............................................   882,210    4.5
Dr. Amram Rasiel(5).........................................   564,710    2.9
Mitchell G. Tyson(6)........................................   261,431    1.3
Boruch B. Frusztajer(7).....................................    95,512      *
Alexander V. d'Arbeloff(8)..................................    76,784      *
Robert G. Postle(9).........................................    13,315      *
Robert Klimm(10)............................................     8,710      *
Stephen D. Allison(11)......................................     5,230      *
All directors and executive officers as a group (9 per-
 sons)(12).................................................. 2,885,803  14.46%

--------
*  Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Commission. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Shares of the Company's Common Stock subject to options currently exercisable or exercisable within 60 days following the date of this table are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) The number of shares of Common Stock deemed outstanding as of the date of this table is 19,544,967. Those shares include 4,364,016 shares issued by the Company in connection with its acquisition of Equipe and two related companies in January 1998.
(3) Address is in care of PRI Automation, Inc., 805 Middlesex Turnpike, Billerica, Massachusetts 01821-3986.
(4) Includes 102,581 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(5) Includes 15,000 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(6) Includes 177,770 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table and 5,250 shares held by Mr. Tyson's minor children.
(7) Includes 15,000 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table and 58,762 shares held by members of Mr. Frusztajer's family.
(8) Includes 15,000 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(9) Includes 13,053 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(10) Includes 6,600 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(11) Includes 5,100 shares issuable upon the exercise of outstanding options exercisable within 60 days of the date of this table.
(12) See notes (4) to (12).

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1997, or written representations that Forms 5 were not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

                                 SOLICITATION

  No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain instances, be made personally or by telephone by directors, officers and certain employees of the Company. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals for inclusion in the proxy materials related to the 1999 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its executive offices no later than November 5, 1998.

                                 MISCELLANEOUS

  The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business which may be properly presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                             AVAILABLE INFORMATION

  Stockholders of record on March 3, 1998 will receive a Proxy Statement and the Company's Annual Report to Stockholders, which contains detailed financial information concerning the Company. The Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K (excluding exhibits) to any stockholder solicited hereby who requests it in writing. Please submit any such written request to: Shareholder Relations, PRI Automation, Inc., 805 Middlesex Turnpike, Billerica, Massachusetts 01821.